Exhibit 99.1

Cheniere Energy Partners Reports Fourth Quarter and 2007 Results

HOUSTON--(BUSINESS WIRE)--Cheniere Energy Partners, L.P. (AMEX:CQP) reported a net loss of $13.0 million, or $0.09 per limited partner unit (basic and diluted), for the fourth quarter of 2007. For the year ended December 31, 2007, Cheniere Energy Partners, L.P. (“Cheniere Partners”) reported a loss of $49.0 million, or $0.23 per limited partner unit (basic and diluted). Cheniere Partners commenced operations on March 26, 2007 upon successful completion of its initial public offering and the concurrent contribution by its parent, Cheniere Energy, Inc. (AMEX:LNG), of a 100% interest in the 4 Bcf/d Sabine Pass liquefied natural gas (“LNG”) receiving terminal, which is currently under construction.

Construction of the Sabine Pass LNG receiving terminal remains on schedule and on budget. The terminal is expected to commence operations in the second quarter of 2008 with an initial send out capacity of 2.6 Bcf/d and storage capacity of 10.1 Bcf. Construction is also underway to expand the terminal to a send out capacity of 4.0 Bcf/d and storage capacity of 16.8 Bcf by the third quarter 2009.

2007 Results

Results from operations were impacted by expenses relating to the development of the terminal. Employee costs and certain operating expenses are incurred by the parent and reimbursed by the partnership. Interest expense for the year ended December 31, 2007 was $88.7 million and includes interest related to the Sabine Pass LNG senior notes issued in November, 2006. Partially offsetting interest expense was interest income for the year ended December 31, 2007 of $52.2 million.

At December 31, 2007, Cheniere Partners had restricted cash and cash equivalents and treasury securities of $708.9 million which was comprised of $420.4 million dedicated to the completion of the construction of the Sabine Pass LNG receiving terminal including the expansion to 4 Bcf/d of send out capacity, $212.8 million reserved for interest payments on the Sabine Pass LNG, L.P. senior notes and $75.7 million as a reserve for distributions to Cheniere Partners’ common unit holders. Estimated costs, before financing costs, for the Sabine Pass terminal are approximately $1.4 billion. Costs incurred through December 31, 2007 were $1.0 billion. The current quarterly cash distribution being paid to all common unit holders is $0.425 per unit.

Cheniere Energy Partners, L.P. is a Delaware limited partnership. Through its wholly-owned subsidiary, Sabine Pass LNG, L.P., the partnership is developing an LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel scheduled to commence operations in the second quarter of 2008. Additional information about Cheniere Energy Partners, L.P. may be found on its web site at www.cheniereenergypartners.com.

For additional information, please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the period ended December 31, 2007, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P. Selected Financial Information (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007 (2)	2006 (3)	2007 (2)	2006 (3)
	(Unaudited)	(Unaudited)

Revenues	$—	$—	$—	$—
Operating costs and expenses
Land site rental	371	371	1,517	1,515
Depreciation expense	67	15	35	50
Labor and overhead charged from affiliate	2,332	478	8,223	3,450
Other	397	13	2,741	5,262
Total operating costs and expenses	4,589	877	12,516	10,277

Loss from operations	(4,589)	(877)	(12,516)	(10,277)

Interest expense	(20,570)	(15,463)	(88,661)	(15,463)
Interest income	12,625	9,150	52,225	9,306
Loss on early extinguishment of debt	—	(23,761)	—	(23,761)
Derivative loss	—	(20,534)	—	(20,577)
Net loss	$(13,024)	$(51,485)	$(36,436)	$(50,495)

Less:
Net loss through March 25, 2007			(12,128)
Net loss to partners from March 26, 2007 through December 31, 2007			$(36,824)

Allocation of net loss to partners:
Limited partners’ interest	(12,764)		(36,088)
General partner’s interest	(260)		(736)
Net loss to partners	$(13,024)		$(36,824)

Basic and diluted net loss per limited partner unit	$(0.09)		$(0.23)

Weighted average limited partners units outstanding used for basic and diluted net loss per unit calculation:
Common units	26,416		26,416
Subordinated units	135,384		135,384

	December 31, 2007 (4)	December 31, 2006 (5)

Cash and cash equivalents	$13	$7
Restricted cash and cash equivalents	191,179	176,324
Other current assets	7,725	5,990
Non-current restricted cash, cash equivalents and treasury securities	517,766	982,613
Property, plant and equipment, net	1,127,289	651,676
Debt issuance costs, net	29,895	33,970
Advances under long-term contracts	28,497	7,250
Other assets	2,614	284
Total assets	$1,904,978	$1,858,114

Current liabilities	$53,420	$38,303
Long-term debt	2,032,645	2,032,000
Deferred revenue	42,583	40,000
Other liabilities	3,847	1,149
Total partner’s deficit	(227,517)	(253,338)
Total liabilities and partners’ deficit	$1,904,978	$1,858,114

(1) Please refer to Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

(2) Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months ended December 31, 2007. Combined operating results of Cheniere Energy Partners, L.P., Cheniere Energy Investments, LLC, Sabine Pass LNG-GP, Inc., Sabine Pass LNG-LP, LLC and Sabine Pass LNG, L.P. for the year ended December 31, 2007.

(3) Combined operating results of Sabine Pass LNG-GP, Inc., Sabine Pass LNG-LP, LLC and Sabine Pass LNG, L.P. for the three months and year ended December 31, 2006.

(4) Consolidated balance sheet of Cheniere Energy Partners, L.P. and its consolidated subsidiaries at December 31, 2007.

(5) Combined balance sheet of Cheniere Energy Partners, L.P., Cheniere Energy Investments, LLC, Sabine Pass LNG-GP, Inc., Sabine Pass LNG-LP, LLC and Sabine Pass LNG, L.P. at December 31, 2006.

CONTACT:
Cheniere Energy Partners, L.P., Houston
Investors: Christina Cavarretta, 713-375-5100
or
Media: Kim Hull, 713-375-5105